Option Agreement

THIS OPTION AGREEMENT (the "Agreement") effective as of the 15th day of February, 2006

BETWEEN

XTOL ENERGY INC.
Suite 4304 – 938 Nelson Street
Vancouver British Columbia Canada V6Z 3A7

(the "Company")

AND

GARY CHAYKO
Suite 202 – 200 Elgin Street
Ottawa Ontario Canada K2P 1L5

(the “Optionee”)

WHEREAS:

A.	The Optionee is a director of the Company and has provided services to the Company related to the organization and incorporation the Company; and
B.	The Company has authorized the grant of an option to purchase shares to the Optionee.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of this Agreement shall be as follows:

1.           Grant of Option. The Company irrevocably grants to the Optionee the right and option, to purchase all or any part of an aggregate of 5,000,000 common shares (the “Option”), this number being subject to adjustment as provided in Section 8 of this Agreement, on the terms and conditions set forth in this Agreement. The Option shall vest immediately.

2.            Purchase Price. The purchase price of the common shares covered by the Option shall be the following:

Purchase Price Per Share
Number of Shares	(US$)
5,000,000	0.0001

3.            Term. The Option may be exercised by the Optionee up until the expiry date of the Option as per the following table:

Number of Shares	Purchase Price Per Share	Expiry Date
	(US$)
5,000,000	0.0001	February 15, 2011

4.           Non-transferability. The Option shall not be transferable except to the Optionee’s estate, and the Option may be exercised during the lifetime of the Optionee, only by the

Optionee, or thereafter by its estate. More particularly, but without limiting the generality of the foregoing, the Option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.

Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to these provisions, and the levy of any execution, attachment or similar process on the Option, shall be null and void.

5.           Consideration. The Option is granted to the Optionee in consideration for services provided by the Optionee relating to organization and incorporation of the Company.

6.           Representations and Warranties of Optionee. The Optionee represents to the Company that (a) the Optionee is not a US person as that term is defined in Rule 902(c) of Regulation S; (b) at the time of signing this Agreement, the Optionee was outside the US and no offer of the Option was made to the Optionee within the US; (c) the Optionee will only offer and sell any shares it obtains by exercising the Option pursuant to an effective registration statement under the United States Securities Act of 1933, as amended (the “Act”) or an exemption from the registration provision of the Act.

7.           Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Optionee may exercise the Option by sending a written notice to the Company, mailed or personally delivered to the Company at the following address: Suite 4304 – 938 Nelson Street Vancouver, British Columbia, Canada, V6Z 3A7. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the Optionee. The notice shall be accompanied by payment of the full exercise price of the shares by certified cheque, bank draft or money order. The Company shall issue for the Optionee’s collection, a certificate or certificates representing the shares within 14 days after receiving the notice. The Optionee has a two day cancellation right and can cancel the exercise of the Option by sending notice to the Company by Midnight (Pacific Time) on the second business day after sending notice of exercise of the Option.

The certificate or certificates for the shares as to which the Option shall have been exercised shall be registered in the name of the Optionee and shall be delivered as provided above to or on the written order of the Optionee. All shares that shall be purchased on the exercise of the Option as provided in this Agreement shall be fully paid and non-assessable. The certificates representing any shares issued upon exercise of the Option may contain a restrictive legend substantially in the following form:

“The transfer of the securities represented by this certificate is prohibited except in accordance with the provisions of Regulation S promulgated under the United States Securities Act of 1933, as amended (the “Act”), pursuant to registration under the Act or pursuant to an available exemption from registration. In addition, hedging transactions involving such securities may not be conducted unless in compliance with the Act.”

8.           Changes in Capital Structure. If all or any portion of the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation occurring after the date of this Agreement, as a result of which shares of any class shall be issued in respect of outstanding common shares, or common shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Option shall receive the aggregate number and class of shares which, if common shares (as authorized at the date of this Agreement) had been purchased at the date of this Agreement for the same aggregate price (on the basis of the price per share set forth in Section 2 of this Agreement) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations; provided, however, that no fractional share be issued on any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

9.           Reservation of Shares to Satisfy Option. The Company shall at all times during the term of the Option reserve and keep available such number of common shares as will be sufficient to satisfy the requirements of this Agreement.

10.         Counterparts. This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written.

XTOL ENERGY INC.
by its authorized signatory

/s/ Jordan Shapiro	/s/ Gary Chayko
Jordan Shapiro, Secretary	Gary Chayko